EXHIBIT 11.0
                     BUILDING MATERIALS HOLDING CORPORATION
                        Computation of Earnings Per Share


FOR THE YEAR ENDED DECEMBER 31, 2000, 1999 AND 1998


                                          2000           1999           1998
                                      -----------    ----------    -----------

COMPUTATION OF BASIC EARNINGS
  PER SHARE

Net income available
  to common shareholders              $19,712,000   $19,683,000    $15,149,000
                                      ===========   ===========    ===========

Weighted average shares
  outstanding                          12,753,663    12,667,372     12,509,351
                                       ==========    ==========     ==========



Basic earnings per share                    $1.55         $1.55          $1.21
                                            =====         =====          =====

COMPUTATION OF DILUTED EARNINGS
  PER SHARE

Net income available
 to common shareholders               $19,712,000   $19,683,000    $15,149,000
                                      ===========   ===========    ===========

Weighted average shares
  outstanding                          12,753,663    12,667,372     12,509,351


Net effect of dilutive
  stock options based on
  the treasury stock
  method using average
  market price                             68,694       125,160        137,489
                                        ---------     ---------      ---------

Total shares outstanding               12,822,357    12,792,532     12,646,840
                                       ==========    ==========     ==========


Diluted earnings per share                  $1.54         $1.54          $1.20
                                            =====         =====          =====